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                                  EXHIBIT 21.1

                           Subsidiaries of Registrant

As of December 31, 1996, the following were wholly-owned subsidiaries of the registrant:

Intensiva Hospital of Akron, Inc.

Intensiva Hospital of Columbus, Inc.

Intensiva Hospital of Corpus Christi, Inc.

Intensiva Hospital of Eastern Oklahoma, Inc.

Intensiva Hospital of Evansville, Inc.

Intensiva Hospital of Flint, Inc.

Intensiva Hospital of Fort Wayne, Inc.

Intensiva Hospital of Greater St. Louis, Inc.

Intensiva Hospital of Indianapolis, Inc.

Intensiva Hospital of Kansas City, Inc.

Intensiva Hospital of Muskegon, Inc.

Intensiva Hospital of Northwest Indiana, Inc.

Intensiva Hospital of Oklahoma City, Inc.

Intensiva Hospital of Topeka, Inc.

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